EXHIBIT 99

Press Release: Sonoma Valley Bancorp
                                                              Sonoma, California
                                                     Contact:   Mel Switzer, Jr.

(707) 935-3290 Ext. 221


                  SONOMA VALLEY BANCORP DECLARES CASH DIVIDEND



SONOMA, Calif., Feb. 19 -- Sonoma Valley Bancorp (NASDAQ-OTCBB:SBNK) board chairman Bob Nicholas announced today that Sonoma Valley Bancorp has declared a $0.25 cent per share cash dividend at a regularly scheduled Board meeting held on February 18, 2004. The cash dividend is payable to shareholders of record as of March 1, 2004 and will be paid on March 15, 2004.

Chairman Nicholas said, "The Company's growth and earnings record made the declaration possible." Findley Reports, Inc., a bank rating firm, recognized Sonoma Valley Bancorp(NASDAQ-OTCBB:SBNK) for the tenth consecutive year as a SUPER PREMIER PERFORMING BANK, the highest designation awarded to community banks.


The Company also announced that the Findley Reports, Inc., a bank rating firm, recognized Sonoma Valley Bancorp(NASDAQ-OTCBB:SBNK) for the tenth consecutive year as a SUPER PREMIER PERFORMING BANK, the highest designation awarded to community banks. Sonoma Valley Bancorp(NASDAQ-OTCBB:SBNK) , with over $200 million in assets, is headquartered in Sonoma with an existing branch office in Glen Ellen, and a new branch, Banco de Sonoma, opening this March in Boyes Hot Springs.

The Company's shares are quoted on the Over the Counter Bulletin Board (OTCBB) under the stock symbol SBNK.

This news release includes forward-looking statements, which are not historical facts are and which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Management believes there are benefits to shareholders in making these statements. This forward-looking statement includes, but is not limited to, the Company's ability to enhance shareholder value. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. Sonoma Valley Bancorp(NASDAQ-OTCBB:SBNK) undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.